   As filed with the Securities and Exchange Commission on September 28, 1995

                                                      REGISTRATION NO. 33-______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                                   __________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   __________

                          FOUNDATION HEALTH CORPORATION
             (Exact name of registrant as specified in its charter)
                                   __________

                Delaware                                    68-0014772
      (State or other jurisdiction                       (I.R.S. Employer
    of incorporation or organization)                   Identification No.)

        3400 Data Drive, Rancho Cordova, California 95670 (916) 631-5000
               (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)
                                   __________
                             ALLEN J. MARABITO, ESQ.
                          FOUNDATION HEALTH CORPORATION
        3400 DATA DRIVE, RANCHO CORDOVA, CALIFORNIA 95670 (916) 631-5000
            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             LINDA C. WILLIAMS, ESQ.
                            PILLSBURY MADISON & SUTRO
                 235 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
                                 (415) 983-1000
                                   __________

        Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

                        CALCULATION OF REGISTRATION FEE


Title of Each Class                                           Proposed Maximum       Proposed            Amount of
 of Securities to                           Amount to be       Offering Price        Aggregate          Registration
  be Registered                              Registered           Per Unit         Offering Price           Fee


Common Stock, par value
   $0.01 per share . . . . . . . . . .    1,000,000 shares      $37.437(1)      $37,437,000(1)        $10,857(1)

----------------------------------------------------------------------------------------------------------------------
Rights to Purchase Series A
 Participating Preferred Stock . . . .          --(2)                --(2)               --(2)               --(3)

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported sales prices of the Registrant's Common Stock, par value $.01 per share, as reported on the New York Stock Exchange Composite Transactions Tape on September 21, 1995.
(2) Such number of Rights as are associated with the shares of common stock registered hereby from time to time pursuant to the terms of the Registrant's Stockholder Rights Plan. Initially, the Rights are attached to and trade with the shares of common stock.
(3) Pursuant to Rule 457, no additional registration fee is required for the Rights.

                                   __________


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION


                                1,000,000 SHARES

                          FOUNDATION HEALTH CORPORATION

                                  COMMON STOCK


     This Prospectus is being furnished to certain employees of Foundation Health Corporation affiliated medical groups, including Foundation Health Medical Group, Inc. ("FHMG"), Thomas-Davis Medical Centers, P.C., ("TDMC"), and certain professional medical corporations of which either FHMG or TDMC has at least a 25% ownership interest (collectively, the "Medical Groups") in connection with shares of the common stock, $.01 par value per share (the "Common Stock"), of Foundation Health Corporation, a Delaware corporation (the "Company"), to be offered and sold from time to time upon the exercise of stock options granted under the 1993 Nonstatutory Stock Option Plan of Foundation Health Corporation, effective October 1, 1993, as amended (the "Plan").

     Each share of Common Stock to which this Prospectus relates will be offered and sold at the exercise price for the related option granted under the Plan. The exercise prices and other terms of such options will be determined in accordance with the terms of the Plan. The Plan provides that the exercise price of an option granted thereunder shall be no less than the fair market value of the Common Stock on the date of grant. See "Description of the Plan." On September 21, 1995, the closing price of the Common Stock on the New York Stock Exchange Composite Transactions Tape was $37.125 per share.

                              ____________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                              ____________________

  SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF CERTAIN FACTORS
             WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH AN
                         INVESTMENT IN THE COMMON STOCK.

                              ____________________

                The date of this Prospectus is __________, 1995.

     NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING WOULD BE UNLAWFUL.

     NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621-2511) and in New York (Seven World Trade Center, 13th Floor, New York, NY 10048) and copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the SEC a Registration Statement on Form S-3 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be issued hereunder. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the year ended June 30, 1995; (ii) the description of the Common Stock set forth in the Registration Statement on Form 8-A dated May 21, 1990; and (iii) the description of the Company's Rights to purchase Series A Participating Preferred Stock, $1.00 par value per share, set forth in the Registration Statement on Form 8-A dated September 27, 1991.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the information that has been incorporated by reference in the Registration Statement, excluding exhibits (unless such exhibits are specifically incorporated by reference into the information incorporated by reference in this Prospectus). Requests should be directed to: Foundation Health Corporation, Secretary's Office, 3400 Data Drive, Rancho Cordova, California 95670 (telephone 916/631-5000).

                                  THE COMPANY

     Foundation Health Corporation, a Delaware corporation (the "Company"), is an integrated managed care organization which administers the delivery of managed health care services. Through its subsidiaries, the Company offers group, Medicaid, individual and Medicare health maintenance organization ("HMO") and preferred provider organization ("PPO") plans; government sponsored managed care plans; and managed care products related to workers' compensation insurance, administration and cost-containment, behavioral health, dental, vision and pharmaceutical products and services.

     The Company's principal executive offices are located at 3400 Data Drive, Rancho Cordova, California 95670, and its telephone number is (916) 631-5000.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION REGARDING THE COMPANY CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

HEALTH CARE REFORM


     Numerous health care reform proposals have been introduced in Congress during the past two years, including the Clinton Administration's Health Security Act of 1993, which was not enacted in any form. The legislative proposals have attempted to provide greater access to insurance and control health care costs through a variety of means, including proposed reductions in spending under the Medicare and Medicaid programs. In addition to federal initiatives, states in which the Company conducts and expects to conduct business have enacted various health care reform measures, and numerous additional proposals have been and may be introduced, that could significantly affect the Company's business. Certain states are considering forms of various single-payer systems, restructuring of Medicaid programs and "any willing provider" legislation that could require managed care companies to contract with any medical provider who agrees to the terms of the company's standard provider contract and payment schedule. The Company is unable to predict whether any of such federal or state health care initiatives or proposed legislation will be enacted and implemented; no assurance can be given that implementation of any such proposed legislation will not have a material adverse effect on the Company's business. The Company anticipates federal and state legislators will continue to review and assess alternative health care systems and payment methodologies.

COMMERCIAL ENROLLMENT AND PREMIUM GROWTH

     Several recent trends are affecting the Company's commercial premium
growth.   Some employer groups are decreasing benefits and choosing lower-cost medical HMO coverage plans, which result in lower premiums to the Company's medical HMOs; other large employers have consolidated and reduced the number and scope of health care programs offered to employees or have adopted alternative
benefit plans, including self-funded plans.   Many
employer groups are seeking to limit premium increases or to obtain premium decreases. Because of increased cost pressures on the Company, the Company believes that its HMO medical loss ratio may be adversely affected if health care cost containment measures cannot fully mitigate the effects of the lower premiums. The Company has experienced intense competition for enrollees, which has also tended to increase pricing pressures and marketing costs. There can be no assurance that the current levels of enrollment can be maintained. The Company believes that the above factors will continue to affect its operations and that the future rate of premium growth may be lower than the rates achieved in recent years.

PREDICTABILITY OF AND CONTROL OVER HEALTH CARE COSTS

     The Company's ability to establish appropriate premium rates and sustain favorable operating margins is dependent upon its ability to predict and control health care expenditures, to manage effectively utilization of health care services and to negotiate favorable provider contracts with health care providers, including physicians and dentists, hospitals and ancillary providers such as pharmaceutical suppliers, laboratories and non-physician specialists. The payment and other terms of agreements with the Company's health care providers are generally negotiated annually, and there can be no assurance that provider agreements negotiated in the future will not result in substantially higher health care costs or smaller networks of available providers for the Company's enrollees. Inflation, advances in medical technologies, major epidemics, military actions, natural disasters and numerous other external factors, including the aging of the population and other demographic characteristics relating to the delivery of health care services can adversely affect the ability of managed care companies, including the Company, to predict and control health care costs.

DEPENDENCE UPON HEALTH CARE PROVIDERS

     The Company's profitability and the success of its long-range business plans will depend upon its ability to attract and retain qualified health care providers. In particular, the Company is dependent upon maintaining a network of qualified primary care physicians for the provision of general medical care, who are primarily responsible for hospital and specialty referrals and preventive care. Many providers are consolidating into organized groups or larger bargaining units and asserting greater bargaining power. In addition, there is increasing competition from other HMOs, health care plans and hospitals to retain the services of providers. The failure to retain key medical groups, IPAs and hospitals could adversely affect the ability of the Company to retain enrollees, which could adversely affect the Company's operating results. There can be no assurance that the Company will successfully maintain a cost-effective, stable provider network.

CONSTRUCTION AND MANAGEMENT OF HEALTH CARE CENTERS

     As a result of the increasing competition for health care providers, especially primary care physicians, and rising health care costs, the Company is implementing a strategy to manage owned and leased health care centers. The centers are staffed by physicians who are employed by Company-affiliated professional medical corporations.

The health care centers have required and will continue to require significant capital expenditures and operating costs. There can be no assurance that developing and managing health care centers will provide the Company with the necessary providers to serve its enrollees, that the Company's enrollees will select these providers for their primary care or that health care costs will be reduced as a result of the Company's enrollees utilizing these health care centers. In addition, the start-up operational costs associated with these centers could adversely affect the Company's future operating results.

     The current operations of the affiliated medical groups are being funded through lines of credit with the Company with business primarily in California. Certain of these groups have incurred, and will continue to incur, substantial losses from operations. Although the Company believes that these groups will be able to meet their obligations under the credit facilities, there can be no assurance as to the timing or amount of repayment of these obligations. If the medical groups were unable to pay all or a significant part of these obligations, such inability could have a material adverse effect on the Company's operating results.

WORKERS' COMPENSATION INSURANCE

     California Compensation Insurance Company ("CalComp") is the Company's workers' compensation insurance company with business primarily in California with business primarily in California. Significant state legislation has been enacted in California during the past 18 months affecting, among other things, workers' compensation minimum rates and the ability to introduce managed care concepts in workers' compensation. Effective January 1, 1995, the minimum rate law in California was abolished. No assurance can be given that the effects of this legislation in the future would not adversely affect CalComp's profitability. The profitability of CalComp may also be affected by a variety of factors outside the Company's control, including competition, severity and frequency of workers' compensation claims, interest rates, new state regulations, court decisions and the judicial climate. CalComp is expanding its workers' compensation business in other states and is subject to the regulations of various states. There can be no assurance that CalComp will be successful in operating in states outside California.

MEDICAID REIMBURSEMENT

     The Company is reimbursed on a fixed monthly contract rate per enrollee for the provision of services to its Medicaid eligible beneficiaries. In general, state regulators have broad discretion in the determination of Medicaid HMO contract rates, and there are ongoing budgetary pressures to reduce future payments to HMOs. Such pressure may increase if health care costs continue to rise or if national or state health care reforms change the benefits or payments permitted under the Medicaid program. The Company is unable to assess the impact, if any, such changes would have on its operations; however, any significant change in Medicaid or its reimbursement rates could materially affect the Company's operations.

     Funds received under Medicaid are subject to audit with respect to the proper application of various payment formulas, and therefore, retroactive adjustments of revenue from these programs may occur. These programs are also subject to many statutory and regulatory changes, and payment rates may be reduced. There can be no assurance that payments under such programs will remain at levels comparable to present levels or sufficient to cover costs for the Company's Medicaid HMO enrollees or the operating and fixed costs of the Company's hospitals allocable to Medicaid patients. Certain states in which the Company operates are considering restructuring the delivery of medical care to Medicaid beneficiaries and the federal Medicaid reimbursement rates have been decreased in certain of the areas in which the Company has Medicaid programs; there can be no assurance that the Company will be able to retain this business, or if retained, whether the current level of profitability will be maintained.

MERGERS, ACQUISITIONS AND EXPANSION

     Mergers and acquisitions have played an important role in the implementation of the Company's business strategy and are expected to continue to be important to the Company's growth and development. The Company's product offerings and HMO, PPO and specialty services enrollment have been expanded through these acquisitions. As a result, the Company is subject to the uncertainties and risks associated with any business that has grown rapidly and has expanded into new product and geographic areas. These mergers and acquisitions have placed substantial demands on the Company's management and financial resources and the Company has not yet fully integrated all of the acquired companies' operations. There can be no assurance that the combined companies will realize the full cost savings or revenue enhancements the Company expects to realize as a result of the recent acquisitions and the consolidation of certain of the operations of the acquired companies or that such savings or enhancements will be realized at the points in time currently anticipated. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. The Company will encounter similar uncertainties and risks with respect to any future acquisitions it may make.

     The Company continues to expand its HMO and specialty services operations in additional states, either through internally generated development or through acquisitions, thereby subjecting the Company to different methods of operations and management and the effect of varying state regulations. The Company has start-up HMO and specialty services operations in a number of states and the United Kingdom. These operations have required and will continue to require significant costs related to creating the infrastructure for operations, hiring and training personnel, obtaining necessary regulatory approvals and operating until sufficient enrollment is obtained to offset the start-up costs. There can be no assurance that the Company will be successful in managing HMOs at multiple locations or in obtaining sufficient enrollment to be profitable.

     The Company is engaged in an ongoing evaluation of potential acquisitions. No assurance can be given as to the Company's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on the Company of any acquired business. Future acquisitions by the Company may involve significant cash expenditures and may result in increased indebtedness and interest and amortization expense or decreased operating income, which could have an adverse impact on the Company's operating results.

COMPETITION

     The managed health care industry is highly competitive and has experienced significant changes in recent years. Large employer groups continue to demand a variety of health care options, such as HMOs, point of service plans and PPO products, either insured by third parties or self-funded. The Company competes with providers of all these products, some of whom have substantially greater financial resources and
broader geographic coverage than the Company.   The health care industry has
been subject to vigorous price competition with volatility in the industry caused by regulatory changes and competitive market pricing pressures. These factors are likely to continue and may become more severe in the future. Such competition could adversely impact the Company's future results by reducing margins or enrollment levels, or both.

GOVERNMENT CONTRACTS

     The Company, through Foundation Health Federal Services, Inc. ("FHFS"), its government contracts subsidiary, administers large, multi-year managed care government contracts. FHFS subcontracts to affiliated and unrelated third parties part of the administration and health care risk of these contracts. Government contracts revenue is subject to semi-annual bid price adjustments, annual price increases or decreases, risk sharing provisions and various other price adjustments under the contracts. The contracts are also subject to ongoing and retroactive allocations between FHFS and its subcontractors which can have a positive or negative effect on the total contract price.

     During fiscal year 1995, FHFS was awarded two large, multi-year government contracts to provide health care services to over 800,000 CHAMPUS-eligible beneficiaries in Washington, Oregon, Texas, Louisiana, Oklahoma and Arkansas.
On August 31, 1995, FHFS was notified of award by the Department of Defense of the multi-year TRICARE managed care contract to provide services to approximately 720,000 CHAMPUS-eligible beneficiaries in California and Hawaii. FHFS had previously been the prime contractor under the predecessor contract to the TRICARE program from 1988 through January 31, 1994. Delivery of health care services is scheduled to commence April 1, 1996. There can be no assurance that the Company will be successful in managing the implementation and delivery of services under several large, multi-year government managed care contracts or whether any of such contracts will provide the Company with an adequate level of profitability.

     The Company intends to compete for managed care contracts as they are announced by federal and state agencies. The Company expects intense competition for such contracts and there can be no assurance that it will be the successful bidder for any such contracts or if successful, whether such contracts will provide an adequate level of profitability. The design and implementation of managed care government contracts may be affected by any health care reforms and reductions in government spending considered by government agencies and legislative bodies, and the Company is unable at the present time to predict the effect of any such reforms or reductions on the profitability of any contracts awarded.

GOVERNMENT REGULATION AND AUDITS

     The operations of the Company are subject to extensive state and federal regulation. Such regulation is subject to change, and the impact of potential changes on the Company's business cannot be determined. There can be no assurance that the Company will be able to obtain any necessary governmental approvals to continue to implement its business strategy of developing or acquiring complementary products and services or achieving geographic expansion. Certain of the Company's subsidiaries are subject to regulatory restrictions on their ability to transfer funds to the Company. The Company's HMO and insurance subsidiaries must maintain minimum levels of tangible net equity or capital and surplus.

     Federal and state agencies possess significant powers to review and control the Company's operations and finances. Where the Company provides services under a government contract, governmental agencies often possess expansive powers to audit and control the relationship. The Company is subject to and currently is undergoing extensive governmental audits and investigations with respect to its government contracts. The results of such audits, which may continue past the termination of such contracts, may result in reimbursement to the governmental agencies of amounts previously paid by such governmental agencies to the Company. The Company is also subject to regular and special medical and financial audits and investigations by the various federal and state regulatory agencies which oversee its programs and services with respect to the operations of its HMO and insurance subsidiaries.

MARKET VOLATILITY

     The stock market and the market for securities of health care companies has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. From time to time analysts have issued market research opinions which have had a negative impact on stock prices. In addition, various factors and events, such as announcements by the Company or its competitors concerning operating results, loss of a major employer group contract or provider contract, governmental approvals, regulations or audits, acquisitions, new product introductions, competitive pricing pressures and rising costs of health care may also contribute to the price volatility of the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The ability of the Board of Directors of the Company to issue shares of preferred stock without stockholder approval and a stockholder rights plan adopted by the Company may, alone or in combination, have certain anti-takeover effects. The Company also is subject to provisions of the Delaware General Corporation Law which may make certain business combinations more difficult.


EXPOSURE TO EVOLVING THEORIES OF RECOVERY

     The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO and indemnity plans. In the ordinary course of its business, the Company is subject to the claims of its respective enrollees arising out of decisions to restrict treatment or reimbursement for certain services. Recently, in a proceeding filed against one of the Company's competitors, Fox v. HealthNet, an enrollee successfully challenged an HMO's decision to deny coverage of a treatment sought by the enrollee. That enrollee, who suffered from breast cancer, died of her illness. Following a jury trial, her spouse and her estate were awarded compensatory damages (including damages for emotional distress) and punitive damages totalling $89 million, which are not covered by insurance. The punitive damages were awarded on the premise that the defendant HMO had, in bad faith, denied coverage of the treatment sought. In April 1994, pending the court's ruling on defendant's motion for a new trial, the case was settled for an undisclosed amount. Although each lawsuit must succeed or fail on its own merits, the Company anticipates that claims alleging bad faith may become more common in enrollees' actions against HMOs. The loss of even one such coverage claim, if it results in a punitive damage award, could have a significant adverse effect on the Company. In addition, HMO enrollees are challenging certain features of HMOs' financial arrangements with their contracting providers, in particular, that these arrangements contain certain financial incentives to control unnecessary referrals to specialists and unnecessary hospitalizations. The enrollees contend that these financial arrangements, and the capitation system for reimbursing providers as well, provide participating providers with improper incentives to furnish less than adequate medical care to enrollees. State legislatures are also considering managed care reimbursement methodologies and their effect on access to, and quality of, medical care. The financial and operational impact which such evolving theories of recovery and legislation, if enacted, will have on the HMO industry generally, and the Company in particular, is at present unknown. In addition, the risk of potential liability under punitive damages theories may increase significantly the difficulty of obtaining reasonable settlements of such coverage claims.

                                LEGAL PROCEEDINGS

     The Company maintains general liability and managed care professional liability and directors and officers liability insurance and other insurance coverage it believes is typical in the industry. In the ordinary course of business, the Company is subject to claims and legal actions by enrollees, providers and others and regulatory and contractual audits. There can be no assurance that claims in excess of the Company's insurance coverage will not arise or that all claims would be covered by such insurance.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the shares of Common Stock offered hereby will be used for general corporate purposes.

                             DESCRIPTION OF THE PLAN

     The following description of the Plan and its administration is qualified in its entirety by reference to the full text of the Plan, a copy of which is an exhibit to the Registration Statement.

PURPOSE OF THE PLAN

     The Plan offers selected employees of the Medical Groups an opportunity to acquire a proprietary interest in the Company, or to increase such interest, by exercising options to purchase shares of Common Stock. Under the Plan, an aggregate of 1,600,000 shares of Common Stock have been reserved for issuance upon exercise of options.

ADMINISTRATION


     The Plan is administered by the Compensation and Organizational Committee of the Board of Directors of the Company (the "Committee"), which consists of two or more directors appointed by the Board of Directors and who serve at the pleasure of the Board. If no Committee has been appointed, the full Board of Directors will constitute the Committee. The Committee has the power, within the limits of the Plan, to interpret the Plan and options thereunder, and to adopt, amend or rescind rules, procedures and forms relating to the Plan. All decisions, interpretations and other actions of the Committee concerning the Plan are final and binding. The Committee acts as manager of, and not trustee of, the Plan. Members of the Committee or the Board of Directors receive no compensation for their services in connection with their administration of the Plan. As of the date of this Prospectus, the members of the Committee are Raymond S. Troubh, Chairman, David A. Boggs and Frank A. Olson. The members of the Board of Directors and the Committee are listed in the Company's Annual Report on Form 10-K. Requests for additional information concerning the Plan and the Committee should be directed to Allen J. Marabito, Senior Vice President - General Counsel and Secretary, Foundation Health Corporation,
3400 Data Drive, Rancho Cordova, CA 95670; telephone (916) 631-5000.

ERISA; INTERNAL REVENUE CODE

     The Plan is not subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Options granted under the Plan may only be Nonqualified Stock Options ("NQSOs"). See "Certain Federal Income Tax Consequences" below for information concerning the tax treatment of NQSOs.

ELIGIBILITY

     The Plan provides that options may be granted to employees of Medical Groups who are considered full-time equivalent employees for purposes of employee benefits provided by Medical Groups.

     Subject to certain limitations, the Committee has the authority to determine the employees of Medical Groups to whom options will be granted under the Plan, the type, amount and terms of the options to be granted, the time when options will be granted and the duration of the exercise period of options. The Plan does not provide for a maximum or a minimum number of shares of Common Stock which may be granted under options to any employee.

TERMS OF OPTIONS

     Each grant of an option under the Plan is evidenced by a Stock Option Agreement between the optionee and the Company, and is subject to the following additional terms and conditions:

     TERM, VESTING AND EXERCISE OF THE OPTION: Each Stock Option Agreement specifies the term of an option and the period during which all or any installment of an option is exercisable. The vesting schedule for each option granted under the Plan is established by the Committee in its sole discretion. The vesting of such options may be accelerated in the event of the optionee's death, disability or retirement, a change in control with respect to the Company or other events. Options granted under the Plan are exercisable for a term of ten years from the date of grant, unless a shorter term is specified by the applicable Stock Option Agreement.

     An option granted under the Plan may be exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may consist of cash or check or, in the discretion of the Committee, shares of Common Stock which have been owned by the optionee for more than six months, or a promissory note. In the discretion of the Committee, payment may be made by the delivery of an irrevocable direction to a securities broker approved by the Company to sell shares of Common Stock and to deliver all or part of the proceeds to the Company, or by the delivery of an irrevocable direction to pledge shares of Common Stock to a securities broker or lender approved by the Company as security for a loan and to deliver all or part of the loan proceeds to the Company, in payment of all or part of the exercise price. As a condition to the exercise of an option, the optionee will be required to make such arrangements as the Committee may require for the satisfaction of applicable withholding tax obligations in connection with such exercise.

     EXERCISE PRICE: The exercise price of an option granted under the Plan is determined by the Committee and shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant.

     TERMINATION OF SERVICE: If an optionee's service with Medical Groups terminates for any reason other than death, the unexercised portion of vested options shall expire on the earliest of the term of the option, 90 days after termination for any reason other than total and permanent disability or 12 months after termination by reason of total and permanent disability. Options may be exercised before the expiration of the applicable termination period to the extent exercisable prior to termination.

     DEATH: If an optionee should die while in service with Medical Groups, his option will expire on the earlier of the term of the option or 12 months after his death. Options may be exercised before the expiration of the applicable termination period to the extent exercisable prior to or as a result of his death. In the event an optionee dies after termination of employment but before expiration of his option, such optionee's options may be exercised prior to expiration by his executor or administrator.

     LEAVES OF ABSENCE: Service with Medical Groups will be deemed to continue while an optionee is on military leave, sick leave or other bona fide leave of absence, as determined by the Committee.

     OPTIONS NOT TRANSFERABLE: An option is not transferable by the optionee otherwise than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee or his or her guardian or legal representative. Options may be subject to special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, which provisions, if any, will be set forth in the applicable Stock Option Agreement.

     AMENDMENT OF OPTIONS: Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options, but no modification of an option may impair an optionee's rights or increase an optionee's obligations without the optionee's consent.

ADJUSTMENT OF SHARES UPON CHANGES IN CAPITALIZATION OR REORGANIZATION

     Upon any change in the Company's capitalization, such as a subdivision of the outstanding shares of Common Stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the value of shares, a combination or consolidation of the outstanding shares into a lesser number of shares, or a recapitalization or similar occurrence, the Committee will make appropriate adjustments in the number of shares available for future grants under the Plan, the number of shares covered by each outstanding option and/or the exercise price under each outstanding option.

     In the event the Company is a party to a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. The agreement will provide (i) for the assumption of outstanding options by the surviving corporation or its parent, (ii) for their continuation by the Company, if the Company is a surviving corporation,
(iii) for payment of a cash settlement equal to the difference between the amount to be paid for one share under such agreement and the exercise price,
(iv) for the acceleration of their exercisability followed by cancellation of options not exercised, or (v) for cancellation of all options that have been outstanding for less than 12 months.

AMENDMENT AND TERMINATION OF PLAN

     The Committee may amend, suspend or terminate the Plan at any time and for any reason; provided, that any amendment of the Plan which increases the number of shares available for issuance under the Plan (except as a result of adjustments for changes in capitalization) shall be subject to approval of the Board of Directors of the Company. The Plan will terminate automatically on October 1, 2003 if not terminated earlier by the Committee. The termination of the Plan will not affect any shares previously issued or any option previously granted under the Plan.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following tax discussion is only a brief summary of current Federal income tax laws relevant to the grant and exercise of options under the Plan. It is intended solely for general information and does not make specific representations to any optionee. A taxpayer's particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, Federal income tax laws and regulations frequently have been revised and may be changed again at any time in the future. Each optionee (or the optionee's estate or legatee) is urged to consult a tax adviser before exercising an option or before disposing of any shares acquired under the Plan, especially with respect to the tax consequences of a gift of such shares or of the optionee's death. In addition, a tax adviser should be consulted with respect to any foreign, state or local tax consequences of a transaction under the Plan.

GRANT AND EXERCISE OF NQSOS

     An optionee will not be deemed to have received any income subject to tax at the time an NQSO is granted.

     If an NQSO is exercised, the optionee will be deemed to have received an amount of ordinary income equal to the excess of the fair market value of shares purchased on the date of exercise over the exercise price. In general, the optionee's basis in the shares acquired by exercising an NQSO is equal to their fair market value at the time of exercise. A subsequent disposition of such shares in a taxable transaction will produce capital gain (or loss) for the optionee equal to the difference between his or her basis and the sale proceeds.

USING STOCK TO EXERCISE NQSOS


     Special rules apply if an optionee already owns shares and surrenders those shares to pay all or part of the exercise price under an NQSO. Such a transaction is treated as a tax-free exchange with respect to the number of new option shares that is equal to the number of old shares being surrendered. The optionee's basis in the new shares is the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. Any additional new option shares received by the optionee will trigger ordinary income taxation. The amount of ordinary income is equal to (1) the fair market value of the additional new option shares at the time of receipt less (2) any cash paid by the optionee in connection with the exercise. The optionee's basis in the additional shares is equal to their fair market value on the date such shares were exercised, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of an NQSO by using shares that he or she already owns, without paying current tax on any unrealized appreciation in the value of those old shares.

     THE FOREGOING IS ONLY A SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO CERTAIN TRANSACTIONS IN OPTIONS UNDER THE PLAN. EACH OPTIONEE IS URGED TO CONSULT A TAX ADVISOR BEFORE EXERCISING ANY OPTION OR BEFORE DISPOSING OF ANY SHARES OF STOCK ACQUIRED UNDER THE PLAN, BOTH WITH RESPECT TO FEDERAL INCOME TAX CONSEQUENCES AS WELL AS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock to which this Prospectus relates will be offered and sold by the Company directly to employees of Medical Groups exercising options under the Plan. See "Description of the Plan."


                                     EXPERTS

     The consolidated financial statements and financial statement schedules of the Company incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Deloitte & Touche LLP, independent auditors, to the extent and for the periods stated in their report which is incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of CareFlorida Health Systems, Inc. and its subsidiaries at December 31, 1993 and 1992 and for the years then ended have been audited by Coopers & Lybrand L.L.P., as independent accountants, as set forth in their report thereon which is incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1995, which has been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Thomas-Davis Medical Centers, P.C. and subsidiaries as of December 31, 1993 and 1992 and for the years then ended have been audited by Stevenson, Jones & Holmaas, P.C., independent auditors, as stated in their report which is incorporated by reference in this Registration Statement from the Company's Annual Report on Form 10-K for the year ended June 30, 1995, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Intergroup Healthcare Corporation as of December 31, 1993 and 1992 and for the years then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference from the annual report on Form 10-K of Foundation Health Corporation, in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Patricia A. Burgess, counsel to the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below are the approximate amounts of the fees and expenses payable by the Registrant in connection with the offering described in the Registration Statement. All amounts are estimated, except for the SEC registration fee.


               ITEM                                                    AMOUNT

     SEC registration fee. . . . . . . . . . . . . . . . . .  $      10,857
     Printing and engraving expenses . . . . . . . . . . . .          2,000
     Accounting fees and expenses. . . . . . . . . . . . . .         10,000
     Legal fees and expenses . . . . . . . . . . . . . . . .          1,000
     Blue sky fees and expenses (including legal fees) . . .          1,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .          2,000
       Total . . . . . . . . . . . . . . . . . . . . . . . .  $      26,857
                                                              -      ------
                                                              -      ------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits the Registrant's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Registrant's Restated Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Registrant has obtained directors and officers' liability insurance that may cover, among other things, liabilities under the federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.


     EXHIBIT
     NUMBER

     4.1(1)   Specimen of Common Stock certificate with rights legend.


     4.2(2)   Form of Rights Certificate.

     4.3(3) 1993 Nonstatutory Stock Option Plan of Foundation Health Corporation, as amended.

     5.1      Opinion of Patricia A. Burgess.

     8.1      Opinion of Pillsbury Madison & Sutro as to certain tax matters.

     23.1     Consent of Deloitte & Touche LLP.

     23.2     Consent of Coopers & Lybrand L.L.P.

     23.3     Consent of Stevenson, Jones & Holmaas, P.C.

     23.4     Consent of Ernst & Young LLP.

     23.5     Consent of Pillsbury Madison & Sutro (included in Exhibit 8.1).

     23.6     Consent of Patricia A. Burgess (included in Exhibit 5.1).

     24.1     Power of Attorney (included at page II-4).

_______________

   (1) Incorporated by reference to the Exhibits to Registrant's Registration Statement on Form S-4 (File No. 33-51648).
   (2) Incorporated by reference to the Exhibits to Registrant's Registration Statement on Form S-4 (File No. 33-80432).
   (3) Incorporated by reference to the Exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 filed with the Commission on September 27, 1995.

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement (provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement); (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California, on September 22, 1995.

                                    FOUNDATION HEALTH CORPORATION




                                    By   /s/ Daniel D. Crowley
                                        -------------------------------------
                                         Daniel D. Crowley
                                         Chairman, President and Chief Executive
                                         Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Daniel D. Crowley, Allen J. Marabito and Patricia
A. Burgess, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the __ day of September, 1995.


     Signature                      Title                     Date
     ---------                      -----                     ----


/s/ Daniel D. Crowley             Director, President and   September 22, 1995
-------------------------         Chief Executive Officer
    Daniel D. Crowley             (Principal Executive Officer)
                                  and Chairman of the
                                  Board

/s/ Robert Anderson             Director                      September 26, 1995
--------------------------
  Robert Anderson

/s/ David A. Boggs              Director                      September 26, 1995
--------------------------
  David A. Boggs

/s/ Jeffrey L. Elder            Director, Senior Vice         September 26, 1995
--------------------------
  Jeffrey L. Elder              President--Chief Financial
                                Officer (Principal Financial
                                and Accounting Officer)

/s/ Earl B. Fowler              Director                      September 26, 1995
--------------------------
  Earl B. Fowler

/s/ Richard W. Hanselman        Director                      September 26, 1995
--------------------------
  Richard W. Hanselman

/s/ Ross D. Henderson, M.D.     Director                      September 26, 1995
--------------------------
  Ross D. Henderson, M.D.

/s/ Frank A. Olson              Director                      September 26, 1995
---------------------------
  Frank A. Olson

/s/ Richard J. Stegemeier       Director                      September 26, 1995
---------------------------
  Richard J. Stegemeier

/s/ Steven D. Tough             Director                      September 26, 1995
---------------------------
  Steven D. Tough


/s/ Raymond S. Troubh           Director                      September 26, 1995
----------------------------
  Raymond S. Troubh

                                  EXHIBIT INDEX


                                                                    Sequentially
     Exhibit                                                          Numbered
     Number                        Description                         Page
     -------                       -----------                      ------------

   4.1(1)    Specimen of Common Stock certificate with rights legend.

   4.2(2)    Form of Rights Certificate.

   4.3(3)    1993 Nonstatutory Stock Option Plan of Foundation Health
             Corporation.

   5.1       Opinion of Patricia A. Burgess.

   8.1       Opinion as to certain tax matters.

   23.1      Consent of Deloitte & Touche LLP.

   23.2      Consent of Coopers & Lybrand L.L.P.

   23.3      Consent of Stevenson, Jones & Holmaas, P.C.

   23.4      Consent of Ernst & Young LLP.

   23.5      Consent of Pillsbury Madison & Sutro (included in Exhibit 5.1 and
             Exhibit 8.1).

   23.6      Consent of Patricia A. Burgess (included in Exhibit 5.1).

   24.1      Power of Attorney (included at page II-4).

_______________

   (1) Incorporated by reference to the Exhibits to Registrant's Registration Statement on Form S-4 (File No. 33-51648).

   (2) Incorporated by reference to the Exhibits to Registrant's Registration Statement on Form S-4 (File No. 33-80432).

   (3) Incorporated by reference to the Exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 filed with the Commission on September 27, 1995.